Exhibit 21.1

Name*	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
Applica Mexico Holdings, Inc.	Delaware	3,690	74-3100872
Alaska Merger Acquisition Corp.	Delaware	3,690	82-1316914
Glofish LLC	Delaware	3,690	82-1484807
National Manufacturing Mexico A LLC	Delaware	3,690	N/A
National Manufacturing Mexico B LLC	Delaware	3,690	N/A
National Openings, LLC	Pennsylvania	3,690	46-2516338
ROV Holding, Inc.	Delaware	3,690	22-2423555
ROV International Holdings LLC	Delaware	3,690	N/A
Salix Animal Health, LLC	Florida	3,690	65-0965477
SB/RH Holdings, LLC	Delaware	3,690	27-2812840
Schultz Company	Missouri	3,690	43-0625762
Shaser, LLC	Delaware	3,690	20-2000219
Spectrum Brands Pet Group Inc.	Delaware	3,690	82-2201953
Spectrum Brands Pet LLC	New York	3,690	26-1757404
United Industries Corporation	Delaware	3,690	43-1025604
HPC Brands, LLC	Delaware	3,690	88-0601628
*The address of each additional registrant’s principal executive office is c/o Spectrum Brands, Inc., 3001 Deming Way, Middleton, Wisconsin 53562, (608) 275-3340.
**Single member LLC disregarded for U.S. tax purposes.